Exhibit 99.1
FOR IMMEDIATE RELEASE
ALLIED WORLD REPORTS NET INCOME FOR 1ST QUARTER 2011 DESPITE MAJOR
GLOBAL CATASTROPHE ACTIVITY
ZUG, Switzerland, May 4, 2011 — Allied World Assurance Company Holdings, AG (NYSE: AWH) today reported net income of $8.6 million, or $0.21 per diluted share, for the first quarter of 2011 compared to net income of $133.7 million, or $2.52 per diluted share for the first quarter of 2010. The company reported an operating loss of $41.3 million, or $1.02 per diluted share for the first quarter of 2011, compared to operating income of $61.3 million, or $1.16 per diluted share, for the first quarter of 2010.
President and Chief Executive Officer Scott Carmilani commented, “We are pleased and fortunate to have generated net income in the quarter, despite the multiple major catastrophe events that included floods in Australia, an earthquake in New Zealand and a major earthquake and related tsunami that devastated Japan. Allied World’s prudent risk appetite and stable investment approach during these challenging times has again helped us effectively manage our business and control our relative exposures to severity losses during one of the costliest first quarters the industry has faced.”
Underwriting Results
Gross premiums written were $560.7 million in the first quarter of 2011, an 11.2% increase compared to $504.2 million in the first quarter of 2010. Net premiums written were $480.9 million in the first quarter of 2011, an 11.0% increase compared to $433.3 million in the first quarter of 2010. These increases were primarily due to the expansion of our reinsurance and U.S. insurance business segments offset by our selectively paring back risks in our international insurance segment that did not meet our underwriting requirements.
Net premiums earned in the first quarter of 2011 were $334.9 million, a 1.0% decrease compared to $338.3 million in the first quarter of 2010.
The combined ratio was 122.6% in the first quarter of 2011 compared to 99.5% in the first quarter of 2010. The loss and loss expense ratio was 90.9% in the first quarter of 2011 compared to 68.6% in the first quarter of 2010. During the first quarter of 2011, the company recorded net favorable reserve development on prior loss years of $44.3 million, a benefit of 13.2 percentage points to the company’s loss and loss expense ratio for the quarter. This compares to the first quarter of 2010, where the company recorded net favorable reserve development on prior loss years of $73.9 million, a benefit of 21.8 percentage points to the company’s loss and loss expense ratio for that quarter. Absent prior year reserve adjustments, the loss and loss expense ratio related to the first quarter of 2011 was 104.1% compared to 90.4% for the first quarter of 2010. The first quarter 2011 ratio was impacted by $132.2 million of net losses, or 39.5 percentage points, from global catastrophe events occurring during the quarter. These catastrophe losses were comprised of $43.2 million from our international insurance segment and $89.0 million from our reinsurance segment. The first quarter 2010 ratio was impacted by losses of $86.5 million from the earthquake in Chile as well as other major loss events in that quarter which contributed 25.6 points to the 2010 loss year’s loss and loss expense ratio.
The company’s expense ratio was 31.7% for the first quarter of 2011 compared to 30.9% for the first quarter of 2010. The increase in our general and administrative expense ratio was primarily due to an increase in our global staff count and the build out of our offices as well as professional fees incurred related to the operations of our Lloyd’s Syndicate 2232 which was established in June 2010.
Investment Results
The total return on the company’s investment portfolio for the three months ended March 31, 2011 was 1.0% compared to 1.8% for the three months ended March 31, 2010. See table below for the components of our investment returns:

	THREE MONTHS ENDED	THREE MONTHS ENDED
(Expressed in thousands of United States Dollars)	MARCH 31, 2011	MARCH 31, 2010
Net investment income	$50,208	$68,902
Net realized investment gains	50,376	77,487
Change in unrealized gains	(25,136)	(7,347)

Net investment income, realized gains and unrealized gains	$75,448	$139,042

Average invested assets	$7,752,641	$7,609,405
Financial statement portfolio return	1.0%	1.8%
Note: net investment income, net realized gains/losses and change in unrealized gains/losses are disclosed on a pre-tax basis.

Shareholders’ Equity
As of March 31, 2011, shareholders’ equity was $3.0 billion, a decrease of 4.1% compared to $3.1 billion reported as of December 31, 2010. The decrease was primarily the result of our share repurchases and a warrant repurchase during the quarter.
Share Repurchases
As of March 31, 2011, diluted book value per share was $74.23, a decrease of 0.1% compared to $74.29 at December 31, 2010. During the first quarter 2011, the company repurchased 969,163 of its common shares under its share repurchase program at an average repurchase price of $61.91 per share for an aggregate cost of $60.0 million.
On February 3, 2011, the company repurchased a warrant owned by American International Group, Inc. (“AIG”), a founding shareholder, which entitled AIG to purchase a total of 2,000,000 common shares. The aggregate repurchase price was $53.6 million. The transaction was funded using available cash on hand and was executed separately from the company’s share repurchase program.
Investment Supplement
Allied World will be providing additional information on its investment portfolio as of March 31, 2011. This information will be available at the “Investor Relations” section of the company’s website at www.awac.com.
Financial Supplement
A financial supplement relating to the first quarter of 2011 will be available at the “Investor Relations” section of the company’s website at www.awac.com.

Conference Call
Allied World will host a conference call on Thursday, May 5, 2011 at 9:00 a.m. (Eastern Time) to discuss the results for the first quarter of 2011. The public may access a live webcast of the conference call at the “Investor Relations” section of the company’s website at www.awac.com. In addition, the conference call can be accessed by dialing (877) 317-6701 (U.S. and Canada callers) or (412) 317-6701 (international callers) and entering the passcode 4757432 approximately ten minutes prior to the call.
Following the conclusion of the presentation, a replay of the call will be available through Thursday, May 19, 2011 by dialing (877) 344-7529 (U.S. and Canada callers) or (412) 317-0088 (international callers) and entering the passcode 449870. In addition, the webcast will remain available online through Thursday, May 19, 2011 at www.awac.com.
Non-GAAP Financial Measures
In presenting the company’s results, management has included and discussed in this press release certain non-generally accepted accounting principles (“non-GAAP”) financial measures within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“U.S. GAAP”).
“Operating income” is an internal performance measure used in the management of the company’s operations and represents after-tax operational results excluding, as applicable, net realized investment gains or losses, net impairment charges recognized in earnings, impairment of intangible assets and foreign exchange gain or loss. The company excludes net realized investment gains or losses, net impairment charges recognized in earnings and net foreign exchange gain or loss from the calculation of operating income because the amount of these gains or losses is heavily influenced by and fluctuates in part according to the availability of market opportunities and other factors. The company excludes impairment of intangible assets as these are non-recurring charges. In addition to presenting net income determined in accordance with U.S. GAAP, the company believes that showing operating income enables investors, analysts, rating agencies and other users of the company’s financial information to more easily analyze our results of operations and underlying business performance. Operating income should not be viewed as a substitute for U.S. GAAP net income.
The company has included “diluted book value per share” because it takes into account the effect of dilutive securities; therefore, the company believes it is an important measure of calculating shareholder returns.
“Annualized net income return on average shareholders’ equity” (“ROAE”) is calculated using average shareholders’ equity, excluding the average after tax unrealized gains (or losses) on investments. Unrealized gains (losses) on investments are primarily the result of interest rate and credit spread movements and the resultant impact on fixed income securities. Such gains (losses) are not related to management actions or operational performance, nor are they likely to be realized. Therefore, the company believes that excluding these unrealized gains (losses) provides a more consistent and useful measurement of operating performance, which supplements U.S. GAAP information. In calculating ROAE, the net income (loss) available to shareholders for the period is multiplied by the number of such periods in a calendar year in order to arrive at annualized net income (loss) available to shareholders. The company presents ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
“Annualized operating return on average shareholders’ equity” is calculated using operating income (as defined above and annualized in the manner described for net income (loss) available to shareholders under ROAE above), and average shareholders’ equity, excluding the average after tax unrealized gains (losses) on investments. Unrealized gains (losses) are excluded from equity for the reasons outlined in the annualized net income return on average shareholders’ equity explanation above.
Reconciliations of these financial measures to their most directly comparable U.S. GAAP measures are included in the attached tables.
About Allied World Assurance Company
Allied World Assurance Company Holdings, AG, through its subsidiaries, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions, offering superior client service through a global network of branches and affiliates. Our insurance and reinsurance subsidiaries are rated A (Excellent) by A.M. Best Company, and our Lloyd’s Syndicate 2232 is rated A+ (Strong) by Standard & Poor’s and Fitch. Please visit our website at www.awac.com for further information on Allied World.

Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended March 31,
	2011	2010

Revenues:
Gross premiums written	$560,688	$504,163
Premiums ceded	(79,817)	(70,871)

Net premiums written	480,871	433,292
Change in unearned premiums	(145,995)	(94,968)

Net premiums earned	334,876	338,324
Net investment income	50,208	68,902
Net realized investment gains	50,376	77,487
Net impairment charges recognized in earnings	—	(168)
Other income	—	297

Total revenue	435,460	484,842

Expenses:
Net losses and loss expenses	304,452	232,154
Acquisition costs	38,082	40,784
General and administrative expenses	67,956	63,463
Amortization and impairment of intangible assets	767	892
Interest expense	13,742	9,528
Foreign exchange (gain) loss	(442)	1,076

Total expenses	424,557	347,897

Income before income taxes	10,903	136,945
Income tax expense	2,283	3,205

NET INCOME	$8,620	$133,740

PER SHARE DATA:
Basic earnings per share	$0.23	$2.67
Diluted earnings per share	$0.21	$2.52
Weighted average common shares outstanding	38,199,867	50,023,816
Weighted average common shares and common share equivalents outstanding	40,383,523	53,115,756
Dividends declared per share	$—	$0.20

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of
	March 31,	December 31,
	2011	2010

ASSETS:
Fixed maturity investments available for sale, at fair value (amortized cost: 2011: $505,638; 2010: $828,544)	$543,808	$891,849
Fixed maturity investments trading, at fair value	5,960,830	5,769,097
Equity securities trading, at fair value	271,057	174,976
Other invested assets trading, at fair value	469,999	347,632

Total investments	7,245,694	7,183,554
Cash and cash equivalents	746,002	853,368
Insurance balances receivable	569,836	529,927
Prepaid reinsurance	175,348	187,287
Reinsurance recoverable	975,523	927,588
Accrued investment income	41,328	40,520
Net deferred acquisition costs	113,097	96,803
Goodwill	268,376	268,376
Intangible assets	56,109	56,876
Net deferred tax assets	20,618	19,740
Other assets	93,697	75,184

Total assets	$10,305,628	$10,239,223

LIABILITIES:
Reserve for losses and loss expenses	$5,100,643	$4,879,188
Unearned premiums	1,096,260	962,203
Reinsurance balances payable	91,852	99,732
Net balances payable on purchases and sales of investments	204,767	318,570
Senior notes	797,761	797,700
Accounts payable and accrued liabilities	63,392	106,010

Total liabilities	$7,354,675	$7,163,403

SHAREHOLDERS’ EQUITY:
Common shares: par value CHF 15.00 per share (2011: 40,003,642; 2010: 40,003,642 shares issued and 2011: 37,899,699; 2010: 38,089,226 shares outstanding)	600,055	600,055
Additional paid-in capital	75,166	170,239
Treasury shares, at cost (2011: 2,103,943; 2010: 1,914,416)	(127,053)	(112,811)
Retained earnings	2,369,822	2,361,202
Accumulated other comprehensive income, net of tax	32,963	57,135

Total shareholders’ equity	2,950,953	3,075,820

Total liabilities and shareholders’ equity	$10,305,628	$10,239,223

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
UNAUDITED CONSOLIDATED SEGMENT DATA
(Expressed in thousands of United States dollars, except for ratio information)

	U.S.	International
Quarter Ended March 31, 2011	Insurance	Insurance	Reinsurance	Total

Gross premiums written	$183,302	$111,325	$266,061	$560,688
Net premiums written	139,902	74,910	266,059	480,871
Net premiums earned	135,481	76,290	123,105	334,876
Net losses and loss expenses	(115,831)	(71,184)	(117,437)	(304,452)
Acquisition costs	(18,102)	1,856	(21,836)	(38,082)
General and administrative expenses	(30,799)	(20,728)	(16,429)	(67,956)

Underwriting loss	(29,251)	(13,766)	(32,597)	(75,614)
Net investment income				50,208
Net realized investment gains				50,376
Net impairment charges recognized in earnings				—
Amortization and impairment of intangible assets				(767)
Interest expense				(13,742)
Foreign exchange gain				442

Income before income taxes				$10,903

GAAP Ratios:
Loss and loss expense ratio	85.5%	93.3%	95.4%	90.9%
Acquisition cost ratio	13.4%	(2.4%)	17.7%	11.4%
General and administrative expense ratio	22.7%	27.2%	13.3%	20.3%

Combined ratio	121.6%	118.1%	126.4%	122.6%

	U.S.	International
Quarter Ended March 31, 2010	Insurance	Insurance	Reinsurance	Total

Gross premiums written	$162,085	$121,422	$220,656	$504,163
Net premiums written	131,555	81,081	220,656	433,292
Net premiums earned	129,205	87,043	122,076	338,324
Other income	297	—	—	297
Net losses and loss expenses	(98,425)	(57,449)	(76,280)	(232,154)
Acquisition costs	(16,960)	(66)	(23,758)	(40,784)
General and administrative expenses	(27,114)	(21,845)	(14,504)	(63,463)

Underwriting (loss) income	(12,997)	7,683	7,534	2,220
Net investment income				68,902
Net realized investment gains				77,487
Net impairment charges recognized in earnings				(168)
Amortization and impairment of intangible assets				(892)
Interest expense				(9,528)
Foreign exchange loss				(1,076)

Income before income taxes				$136,945

GAAP Ratios:
Loss and loss expense ratio	76.2%	66.0%	62.5%	68.6%
Acquisition cost ratio	13.1%	0.1%	19.5%	12.1%
General and administrative expense ratio	21.0%	25.1%	11.9%	18.8%

Combined ratio	110.3%	91.2%	93.9%	99.5%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
UNAUDITED OPERATING INCOME RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended March 31,
	2011	2010

Net income	$8,620	$133,740
Add after tax affect of:
Net realized investment gains	(49,526)	(73,602)
Net impairment charges recognized in earnings	—	109
Foreign exchange (gain) loss	(442)	1,076

Operating (loss) income	$(41,348)	$61,323

Weighted average common shares outstanding:
Basic	38,199,867	50,023,816
Diluted	40,383,523	53,115,756
Basic per share data:
Net income	$0.23	$2.67
Add after tax affect of:
Net realized investment gains	(1.30)	(1.47)
Net impairment charges recognized in earnings	—	—
Foreign exchange (gain) loss	(0.01)	0.03

Operating (loss) income	$(1.08)	$1.23

Diluted per share data
Net income	$0.21	$2.52
Add after tax affect of:
Net realized investment gains	(1.22)	(1.38)
Net impairment charges recognized in earnings	—	—
Foreign exchange (gain) loss	(0.01)	0.02

Operating (loss) income	$(1.02)	$1.16

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
UNAUDITED DILUTED BOOK VALUE PER SHARE RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of	As of
	March 31,	December 31,	March 31,
	2011	2010	2010
Price per share at period end	$62.69	$59.44	$44.85
Total shareholders’ equity	$2,950,953	$3,075,820	$3,338,807
Basic common shares outstanding	37,899,699	38,089,226	50,459,000
Add: unvested restricted share units	475,679	571,178	801,540
Add: Performance based equity awards	920,164	1,440,017	1,409,984
Add: employee purchase plan	—	10,576	—
Add: dilutive options/warrants outstanding	1,674,993	3,272,739	6,702,546
Weighted average exercise price per share	$45.47	$35.98	$34.53
Deduct: options bought back via treasury method	(1,215,020)	(1,980,884)	(5,159,746)

Common shares and common share equivalents outstanding	39,755,515	41,402,852	54,213,324

Basic book value per common share	$77.86	$80.75	$66.17
Diluted book value per common share	$74.23	$74.29	$61.59

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
UNAUDITED ANNUALIZED RETURN ON SHAREHOLDERS’ EQUITY RECONCILIATION
(Expressed in thousands of United States dollars, except for percentage information)

	Quarter Ended March 31,
	2011	2010

Opening shareholders’ equity	$3,075,820	$3,213,295
Deduct: accumulated other comprehensive income	(57,135)	(149,849)

Adjusted opening shareholders’ equity	3,018,685	3,063,446
Closing shareholders’ equity	$2,950,953	$3,338,807
Deduct: accumulated other comprehensive income	(32,963)	(142,284)

Adjusted closing shareholders’ equity	2,917,990	3,196,523
Average shareholders’ equity	$2,968,338	$3,129,985

Net income available to shareholders	$8,620	$133,740
Annualized net income available to shareholders	34,480	534,960
Annualized return on average shareholders’ equity — net income available to shareholders	1.2%	17.1%

Operating (loss) income available to shareholders	$(41,348)	$61,323
Annualized operating (loss) income available to shareholders	(165,392)	245,292
Annualized return on average shareholders’ equity — operating (loss) income available to shareholders	(5.6%)	7.8%

SOURCE Allied World Assurance Company Holdings, AG
Media:
Faye Cook
Vice President, Marketing & Communications
+1-441-278-5406
faye.cook@awac.com

Investors:
Keith J. Lennox
Investor Relations Officer
+1-646-794-0750
keith.lennox@awac.com

Website: www.awac.com